UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2008

CHINA GREEN AGRICULTURE, INC.

(Exact name of Registrant as specified in charter)

Nevada	000-18606	36-3526027
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

3rd Floor, Borough A, Block A. No.181, South Taibai Road, Xian, Shaanxi
Province, People’s Republic of China 710065

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (011)-86-29-88266386

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐  Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangement of Certain Officers.

On March 27, 2008, the Board of Directors of China Green Agriculture, Inc. (the “Company”) passed a resolution by unanimous written consent to (i) increase the number of the members of the Board of Directors from three to five and (ii) appoint Messrs Yizhao Zhang and Barry Raeburn (collectively, the “New Directors”), upon their acceptance of the offer, to be directors of the Company, for a term of one year, unless they are elected at the next annual meeting of stockholders or re-appointed by a majority vote of the Board of Directors, in which case the term is to be renewed for such term as may be approved or until their earlier resignation or the removal pursuant to the Company’s by-laws. Messrs Zhang and Raeburn have accepted the directorship appointments.

The New Directors are independent directors as such term is defined in NASDAQ Marketplace Rule 4200(a)(15). Therefore, the Company has satisfied one of its post-closing obligations under Section 4.12 of the Securities Purchase Agreement by and among the Company and thirty-one accredited investors for a private placement of $20,519,255 (the “Private Placement Gross Proceeds”) consummated on December 26, 2007 (the “Closing”). As a result, the Company is entitled to receive the $2,000,000 which was deducted from the Private Placement Gross Proceeds upon the Closing and escrowed since then pending the satisfaction of the condition of having a majority of independent directors on the Board of Directors.

The New Directors shall be compensated as non-employee directors of the Company for all services they perform as directors of the Company, including attendance at Board of Directors meetings. The details of such compensation are:

1.	annual compensation of $15,000;
2.	$500 per full Board of Directors meeting attended and $250 per full Committee meeting attended in person (if he is to serve on any Committee the Board is to form soon), for Mr. Barry Raeburn;
3.	Equity compensation in the form to be finalized.

The New Directors will also be reimbursed for all of their out-of-pocket expenses in traveling to and attending meetings of the Board of Directors and committees on which they serve.

Set forth below are the brief biographies of the New Directors:

Barry L. Raeburn, aged 36, has been Chief Financial Officer and Chief Operating Officer of LS2, Inc., a government services contractor based in Reston, VA since November 2007. From September 2005 to October 2007, Mr. Raeburn was Executive Vice President of Finance and Corporate Development for Harbin Electric, a developer and manufacturer of customized linear motors and other special electric motors based in China. During his tenure at Harbin Electric as Head of U.S Operations, he led the company in their successful upgrade listing to the NASDAQ Stock Exchange, assisted in various M&A evaluations, and provided key leadership in the areas of finance, accounting, investor and public relations, SEC compliance, corporate governance, and administration. Mr. Raeburn has extensive experience in global public equity markets. From to April 2003 to September 2005, Mr. Raeburn worked as a specialty technology analyst an investment bank covering early stage companies within multiple industries. Mr. Raeburn spent the prior 6 years at a multi-billion dollar investment advisory firm as a financial analyst responsible for developing various quantitative ranking models and analyzing equity investments. His previous experience also includes forecasting and analysis of major macro economic activity. Mr. Raeburn graduated in 1996 with his BBA degree in Finance and Risk Management from Temple University. Mr. Raeburn has been a director of Fushi Copperweld, Inc. since June 15, 2007 (NASDAQ: FSIN).

Yizhao Zhang, aged 37, is the Chief Financial Officer of Shengtai Pharmaceutical Inc. (OTC BB: SGTI) since May 2007. Mr. Zhang has over 12 years of experience in corporate finance, accounting, financial advisory and portfolio investment. From March 2005 to May 2007, Mr. Zhang consecutively held senior positions in Chinawe Asset Management Corporation (OTC BB: CHWE) and China Natural Resources Incorporation (NASDAQ CM: CHNR). From early 2004 to January 2005 he was a financial consultant in Hendrickson Asset Management LLC. Previously from 1993 to 1999 Mr. Zhang was employed by Guangdong South Financial Services Corporation in portfolio management and asset trading. He is a certified public accountant of Delaware, and a member of American Institute of Certified Accountants (AICPA). Mr. Zhang received a Bachelor degree in Economics from Fudan University, Shanghai in 1992 and obtained an MBA degree with Financial Analysis and Accounting concentrations from the State University of New York at Buffalo in 2003.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2008

CHINA GREEN AGRICULTURE, INC. (Registrant)

By:	/s/ Tao Li
Tao Li,
President and Chief Executive Officer